EXHIBIT 99

MERITAGE HOSPITALITY GROUP INC.
1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, MI 49525

Telephone: (616) 776-2600
Facsimile: (616) 776-2776
www.meritagehospitality.com

FOR IMMEDIATE RELEASE
CONTACT:
Robert E. Schermer, Jr., CEO
Meritage Hospitality Group Inc.
616/776-2600

MERITAGE OPENS THIRD O’CHARLEY’S RESTAURANT

        GRAND RAPIDS, Michigan, May 3, 2005. Meritage Hospitality Group Inc. (AMEX: MHG), the nation’s only publicly traded Wendy’s franchisee and the nation’s first and only publicly traded O’Charley’s franchisee, today announced the grand opening of its third O’Charley’s restaurant located at the intersection of M-59 and I-94 in Chesterfield, Michigan, a suburb of Detroit. With this opening, Meritage now operates a total of 51 restaurants.

        The new O’Charley’s, located at 45225 Marketplace Boulevard in front of a Wal-Mart, is a 6,800 square foot restaurant featuring O’Charley’s new prototype design with a seating capacity of 271. This prototype includes an open seating area with finishes and décor designed to enhance the O’Charley’s dining experience, and a mural and photographs featuring local images of the Chesterfield area.

        Known for its fresh approach to food, O’Charley’s offers a varied menu at mid-range, casual dining prices. With value-conscious customers in mind, O’Charley’s mission is to consistently exceed customer expectations with high-quality food and customer service. Open seven days a week, O’Charley’s serves lunch, dinner and Sunday brunch.

        Meritage is one of the nation’s premier franchise operators. The Company is the only publicly traded Wendy’s franchisee, operating 48 “Wendy’s Old Fashioned Hamburgers” restaurants throughout Western and Southern Michigan and serving more than nine million customers annually. Meritage has been one of the fastest growing Wendy’s franchisees within the Wendy’s franchise system over the past five years. Meritage is also the nation’s first and only publicly traded O’Charley’s franchisee, currently operating three stores in Michigan, wherein it holds the exclusive right to develop O’Charley’s restaurants.